CERTIFICATE OF FORMATION OF ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC

          1.     The name of the limited liability company is ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC

          2.      The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

          IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC this 22nd day of December, 2000.

Member: ALLEGHENY ENERGY, INC., a Maryland corporation By: /s/ Peter J. Skrgic______ Name: Peter J. Skrgic Title: Senior Vice President